Exhibit 99.1

BioTime Announces Appointment of Chief Financial Officer

- Peter Garcia brings 25 years of public and private life science and high-tech finance experience -

ALAMEDA, Calif.--(BUSINESS WIRE)--October 4, 2011--BioTime, Inc. (NYSE Amex: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today announced the appointment of Peter Garcia to the position of Chief Financial Officer. Mr. Garcia, age 50, will lead the accounting, finance, and investor relations functions of the Company, will report directly to Michael D. West, Ph.D., President and CEO, and will be an officer of the Company. Robert W. Peabody, who was interim Chief Financial Officer, will continue his role as Senior Vice President and Chief Operating Officer.

“Pete brings a great deal of experience to BioTime, having led the financial teams of several biotechnology companies that were at similar points in the preliminary stages of their growth,” said Michael D. West, President and CEO of BioTime, Inc. “Early in his career he held positions of increasing responsibility over several years as a financial executive with Amgen Inc. Pete then became CFO of Dendreon Corp. early in its development, and was instrumental in raising over $30 million of capital that funded its initial therapeutic development work. More recently, he has served as the CFO for four U.S. biotechnology companies. We look forward to benefiting from Pete’s expertise in broadening our relationships within the investment community and the biopharma industry, and in developing and managing our financial organization.”

Mr. Garcia has been the Chief Financial Officer of six biotech and high-tech companies since 1996, and was instrumental in raising over $500 million and leading multiple merger and acquisition transactions for these companies. He was most recently with Marina Biotech Inc. managing finance and investor relations efforts, as well as the corporate communications, IT and facilities functions. From 2004 to 2008, Mr. Garcia was CFO of Nanosys Inc., a leading nanotechnology company, where he led the efforts in raising the largest private nanotechnology company financing in 2005 ($48 million). From 1996 to 2004, Mr. Garcia was CFO of four Bay Area biotech companies: Nuvelo Inc., Novacept, IntraBiotics Pharmaceuticals and Dendreon Corp. From 1990 to 1996, he was a financial executive with Amgen Inc. during its early days of commercializing therapeutics.

Mr. Garcia graduated from Stanford University in 1983 with a Bachelor of Arts degree in economics and sociology with honors. In 1985 he earned his MBA from the University of California Los Angeles with a concentration in Finance and Accounting.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

To receive ongoing BioTime corporate communications, please click on the following link to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1152&to=ea&s=0

CONTACT:
BioTime, Inc.
Barbara JL Domingo, 510-521-3390, ext 313
bdomingo@biotimemail.com
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com